EXHIBIT 10.1

SEPARATION AGREEMENT, WAIVER AND RELEASE

The parties to this Separation Agreement, Waiver and Release (“Agreement”), Carl E. Will (“Employee”) and Applied Industrial Technologies, Inc., its affiliates, parents, successors, predecessors, and subsidiaries (collectively, “Company”) agree that:
The Company employed Employee on an at-will basis, meaning that Employee or the Company could terminate the employment relationship at any time and for any reason, not contrary to law. Employee and the Company now wish to terminate their employment relationship effective February 3, 2015 (“Separation Date”) in a manner that is satisfactory to both Employee and the Company.
Employee and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:
1.    In exchange for the Company’s promises set forth herein, Employee, including Employee’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Employee, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, including but not limited to any claims for severance payments or incentive payments under the Management Incentive Plan or any other plan or program, which Employee may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement. The Effective Date of this Agreement is the date it is signed by Employee.
2.    Employee understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; The Ohio Fair Employment Practices Law, including but not limited to O.R.C. Title 41 § 4112.01 et seq; the Ohio Fair Employment Practices Law, ORC, Title 41 § 4112-01 et seq., as amended; the Ohio Commission Policies Statement on AIDS; the Ohio Equal Pay Law, O.R.C. Title 41 § 4111.13, 4111.17, and 4111.99, et seq., as amended; retaliation for exercise of rights under the Ohio Workers’ Compensation Law; Workers’ Compensation Anti-Retaliation Act, Ohio Rev. Code § 4123.90; Whistleblower Protection Act for Public Employees, Ohio Rev. Code § 124.341; Ohio Whistleblower Statute, Ohio Rev. Code § 4113.52; Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.; Ohio Political Action of Employees Laws; Ohio Witness and Juror Leave Laws - Ohio Rev. Code Ann. § 2313.18, et seq.; Ohio Voting Leave Laws - Ohio Rev. Code Ann. § 3599.06, et seq.; Ohio Military Family Medical Leave Act - Ohio Rev. Code Ann. § 5906.01, et seq.; and any other state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

3.    This Agreement does not include, and Employee does not waive, any rights or claims: (1) that may arise after Employee signs this Agreement; (2) for alleged workplace injuries that arise under any state’s workers’ compensation laws (Employee does waive and fully release the Released Parties from any claims under Ohio Rev. Code § 4123.90); (3) for benefits to which Employee has a vested right under any pension plans; (4) that cannot be released by law; (5) to enforce this Agreement; or (6) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission. Employee agrees, however, to waive and release any right to receive any monetary award from any proceedings before an administrative agency responsible for enforcing labor and/or employment laws. Nothing in this Agreement (including the confidentiality and non-disparagement provisions) shall be construed to limit Employee’s right to participate in administrative proceedings, as described in this Paragraph 3, to provide information to an agency responsible for enforcing unemployment compensation laws, or to file an action to enforce or to challenge the validity of this Agreement.
4.    Employee agrees that the terms of this Agreement shall be kept confidential by him and shall not hereafter be disclosed by him to any third party at any time, other than to Employee’s attorneys, taxing authorities, accountants, or as otherwise required by law. Employee shall use Employee’s best efforts to ensure that the terms of this Agreement are kept confidential by Employee’s spouse, heirs, assigns, attorneys, and the like.
4.1    Employee is not prohibited from disclosing the terms of this Agreement to Employee’s spouse, if any, attorney, if any, or accountant, in a proceeding to enforce its terms, or as otherwise required by law or court order. Should Employee receive legal papers or process that Employee believes would require Employee to disclose the terms of this Agreement, Employee shall notify, in writing and within seven (7) days of receipt thereof, Terry Sobnosky, One Applied Plaza MS 56, Cleveland, Ohio 44115-5056.
5.    In exchange for Employee’s promises contained herein, the Company agrees:
5.1    To pay Employee the gross amount of $140,000.00. This amount shall be reduced by appropriate withholdings and deductions, and shall be paid within 30 days of the Effective Date of this Agreement. Employee acknowledges and agrees that Employee is not entitled to this payment absent Employee’s execution of this Agreement.
5.2    To pay Employee the gross amount of $39,615.40, representing five weeks of vacation, less any time taken from January 1, 2015 through the Separation Date. This amount shall be reduced by appropriate withholdings and deductions, and shall be paid within 30 days of the Effective Date of this Agreement.
5.3    Employee will continue to receive Employee’s current benefits, if any, under the Company-sponsored benefit plans for the period through February 28, 2015. After February 28, 2015, Employee will become ineligible to participate in the Company’s health insurance program subject to Employee’s right, if any, to continuation coverage under COBRA. However, as additional consideration for the promises and obligations contained herein, and provided Employee elects to receive continuing coverage under COBRA following the Separation Date, the Company agrees to waive, through August 31, 2015, any payment required for such coverage as provided under the health care program(s) subject to any approved changes in coverage based on a qualified election, provided that Employee has not obtained or been eligible to obtain healthcare through another employer or spouse’s employer. Thereafter, if applicable, coverage will be made available to Employee at Employee’s sole expense, i.e., Employee will be responsible for the full COBRA premium, for the remaining months of the COBRA coverage period made available pursuant to applicable law.

5.4    The Company recognizes that Employee may search for full-time employment. To assist in these efforts, the Company will make available to Employee, at his option, outplacement services through an outplacement consultant selected by the Company. Such services will be available for a period not to exceed six (6) months or until Employee secures subsequent employment, whichever occurs first.
6.    The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
7.    In compliance with the Older Workers Benefit Protection Act, Employee is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Employee understands and agrees that: (a) by signing this Agreement, Employee waives and releases any claims Employee might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Employee has 21 days from the date of receipt of this Agreement to consider whether or not to execute this Agreement; and (c) after Employee signs this Agreement and it becomes effective, Employee has seven days from that date to change Employee’s mind and revoke the Agreement. To revoke the Agreement, Employee must clearly communicate the decision in writing to Barbara Emery, One Applied Plaza MS11, Cleveland, Ohio 44115-5011, by the seventh day following the Effective Date of this Agreement. Employee understands and agrees that should Employee revoke Employee’s release and waiver as to claims under the Age Discrimination in Employment Act of 1967, the Company’s obligations under this Agreement will become null and void.
8.    Employee declares and expressly warrants that Employee is not Medicare eligible, that Employee is not a Medicare beneficiary, and that Employee is not within 30 months of becoming Medicare eligible; that Employee is not 65 years of age or older; that Employee is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that Employee has not received Social Security benefits for 24 months or longer; and/or that Employee has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is not appealing any denial of Social Security disability benefits.
8.1.    Employee affirms, covenants and warrants that Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement.
8.2    Because Employee is not a Medicare recipient as of the date of this release, Employee is aware of no medical expenses that Medicare paid and for which the Released Parties are or could be liable now or in the future.  Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.
9.    Employee acknowledges that, through Employee’s employment with the Company, Employee has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”). Employee acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information. Employee acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in Employee’s memory or has been compiled or created by Employee, including but not limited to: strategic, technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer data, pricing, rebate information, trade secrets, or other information similar to the foregoing. Employee agrees that Employee has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement. If Employee has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Employee agrees to contact Terry Sobnosky, One Applied Plaza MS56, Cleveland, Ohio 44115-5056, (216) 426-4976.
10.    Employee agrees that Employee will not, in any way, disparage the Company or any of the Released Parties. Further, Employee agrees that Employee will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company.
11.    Employee agrees to fully cooperate with Company in any litigation, claim or investigation that may arise through and after the Effective Date of this Agreement.
12.    Employee has been reimbursed for all business expenses that are subject to reimbursement under the Company’s policies. Employee has reported any injuries Employee may have received during the course of employment with the Company.
13.    This Agreement contains the complete understanding between the parties, with the sole and limited exception of Paragraph 11 of the Offer of Employment (attached as Exhibit A), which shall remain in full force and effect. The parties agree that no promises or agreements shall be binding or shall modify this understanding unless in writing and signed by both parties.
14.    This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum. If Employee signs a facsimile copy of this Agreement, Employee will thereafter provide the Company with a conforming original copy.
15.    The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio without regard to any state conflict of law rules. Any payments and/or benefits provided under this Agreement are intended to be compliant with or exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

CARL E. WILL

/s/ Carl E. Will	DATE: 2-22-15
Individually, And In All Representative
Capacities

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ Kurt W. Loring	DATE: 2-23-15
Its: VP-CHRO